UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________________

FORM 8-K

_____________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event Reported): May 4, 2021 (May 3, 2021)

RED ROCK RESORTS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-37754	47-5081182
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1505 South Pavilion Center Drive, Las Vegas, Nevada 89135

(Address of Principal Executive Offices) (Zip Code)

702-495-3000

(Registrant's telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.01 par value	RRR	NASDAQ Stock Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.          Entry into a Material Definitive Agreement

On May 3, 2021, Red Rock Resorts, Inc., a Delaware corporation (the “Company” or “Red Rock”), through its subsidiary Station Casinos LLC, a Nevada limited liability company (“Station” or “Seller”), and Station’s subsidiary, RRR Palms LLC, a Nevada limited liability company (“RRR Palms”), entered into an Interest Purchase Agreement (the “Interest Purchase Agreement”) with SMGHA Nevada, LLC, a Nevada limited liability company (the “Buyer”) and Yuhaviatam, LLC, a California limited liability company as the guarantor of Buyer’s obligations, pursuant to which Buyer will purchase all of the outstanding membership interests of RRR Palms for aggregate consideration of $650,000,000, subject to customary adjustments and a ticking fee described more fully therein (the “Sale”). RRR Palms is the owner of the entities that own the Palms Casino Resort and Palms Place. The Interest Purchase Agreement also provides for an incremental increase of the purchase price, up to a total aggregate increase of approximately $28.5 million, in the event that the Sale has not been consummated within eighteen months. The Buyer may be required to pay a termination fee in the event that the Interest Purchase Agreement is terminated as a result of the failure of the Buyer to receive required gaming approvals.

The Interest Purchase Agreement contains customary representations and warranties from each of Seller and Buyer and customary indemnification obligations. Each of Seller and Buyer has also agreed to customary covenants, including, among others, covenants relating to the conduct of its business prior to the closing and the use of reasonable best efforts to consummate the Sale and obtain all required consents and approvals, including regulatory approvals. The Interest Purchase Agreement contains restrictions on Seller from re-opening the Palms Casino Resort.

Consummation of the Sale is subject to customary conditions, including, among other things, (i) the absence of any injunction or order preventing the transactions contemplated by the Interest Purchase Agreement, (ii) expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, (iii) receipt of applicable gaming regulatory approvals, (iv) accuracy of the respective parties’ representations and warranties and (v) compliance by the parties with their respective covenants and obligations. The obligation of the Buyer to consummate the Sale is not subject to a financing condition.

The Interest Purchase Agreement may be terminated by the Seller or Buyer under certain circumstances, including, among other circumstances, if (i) closing does not occur by May 3, 2022, subject to extensions under certain circumstances for up to an additional 90-day period on successive occasions up to two times, (ii) there is a final determination by the applicable gaming authorities not to issue the gaming approvals required to consummate the Sale or Buyer withdraws its application for any such gaming approvals in response to a request of the applicable gaming authority, (iii) there is a final, non-appealable order preventing the consummation of the Sale or (iv) there has been a breach of the covenants or representations and warranties by the other party that is not cured such that the applicable closing conditions are not satisfied.

Item 8.01.           Other Events

On May 4, 2021, the Company issued a press release announcing the transactions described in Item 1.01. A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Description
99.1	Press Release, dated May 4, 2021
104	Cover Page Interactive Data File (the cover page XBRL tags are embedded within the inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RED ROCK RESORTS, INC.

Date: May 4, 2021	By: /s/ Stephen L. Cootey
Stephen L. Cootey
Executive Vice President, Chief Financial Officer and Treasurer